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EXHIBIT 10.2:

                       RESTRUCTURING AND RELEASE AGREEMENT

         This Restructuring and Release Agreement ("Agreement") is made and entered into between: Flexxtech Corporation, all parent corporations, subsidiaries, trusts, shareholders, directors, officers, assigns, attorneys, clients, employees and agents; Dutchess Advisors LLC, all parent corporations, subsidiaries, trusts, shareholders, officers, assigns, attorneys, clients, employees and agents; Dutchess Capital Management LLC, all parent corporations, subsidiaries, trusts, shareholders, officers, assigns, attorneys, clients, employees and agents; Michael Novielli (an "Individual) and all family members, and all corporations, subsidiaries, trusts, shareholders, officers, assigns, attorneys, clients and agents he is associated with (Known hereinafter as the "Restructuring and Releasing Parties") and Western Cottonwood Corporation, Atlantis Partners, Inc., and all their parent corporations, subsidiaries, trusts, shareholders, directors, officers, assigns, attorneys, clients, employees and agents of Western Cottonwood and Atlantis Partners, Inc., and, John Freeland (an "Individual") and all family members, and all corporations, subsidiaries, trusts, shareholders, officers, assigns, attorneys, clients and agents he is associated with (Known hereinafter as the "Released Parties") and Greg Mardock, (an "Individual") and all family members, and all corporations, subsidiaries, trusts, shareholders, officers, assigns, attorneys, clients and agents he is associated with, and VLK Capital Corp. all parent corporations, subsidiaries, trusts, shareholders, directors, officers, assigns, attorneys, clients, employees and agents of VLK Capital Corp. (Also, known hereinafter as the "Released Parties"). Flexxtech Corporation ("Flexxtech"), Greg Mardock, VLK Capital Corp., Dutchess Advisors LLC, Dutchess Capital Management LLC, Michael Novielli, Western Cottonwood Corporation, Atlantis Partners, Inc. and John Freeland may be jointly referred to as the ("Parties") in this agreement.

RECITALS

     A. The Parties mentioned above are all shareholders and/or creditors or represent shareholders and/or creditors of Flexxtech. Flexxtech is in need of capital and management restructuring in order to progress as a public company. Flexxtech currently has 503,407 shares of common stock ("Stock") issued and outstanding. Series A Preferred Shares have been authorized, pursuant to the W3M, Inc. (dba Paradigm Cabling Systems) acquisition, but no shares have been delivered.

     B. At this time, a dispute has arisen among the Parties and it is anticipated that future disputes may arise. Therefore, it is the intent of the Parties in entering this Agreement to set forth all agreements between the Parties and resolve all pending matters among the Parties.

     Now therefore, in consideration of the promises and mutual agreements hereinafter set forth, it is hereby agreed upon and among the Parties as follows that upon the later of (i) the receipt by the Parties of a fully executed document including any associated documents, (ii) or on or about April 7, 2003 (the "Start Date"):

1.       Obligations of Released Parties

         1.1 Forgiveness of Notes. Western Cottonwood Corporation agrees to forgive $1,984,849.99 in Notes receivable and interest receivable as of December 31, 2002 and any interest to the date of this Agreement from Flexxtech. The Notes shall be forgiven on the Start Date.

         1.2 Resignation of Greg Mardock. Greg Mardock shall resign from the Flexxtech board of directors ("Board") and as an officer and employee of Flexxtech effective immediately upon the filing of Flexxtech's 2002, Form 10K report with the SEC.

         1.3 Immediate release of any and all claims to collateral, security or title of any Flexxtech assets.

         1.4 Full cooperation and assistance. Released parties full cooperation and assistance regarding ongoing matters involving Flexxtech's accounting, legal or other corporate issues is critical to the future success of Flexxtech. Released parties agree that they shall comply on a reasonable and timely basis with all requests by the Restructuring and Releasing Parties for related information.

         1.5 Greg Mardock shall cause the Board to appoint Michael A. Novielli, Douglas H. Leighton and Theodore Smith effective immediately following the execution of this Restructuring and Release Agreement

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         1.6      Greg Mardock shall immediately execute and cause the Board to accept the Bridge Financing Offer, Agreements and Documents between Flexxtech Corporation and Dutchess Private Equities Fund, LP., immediately following the execution of this Restructuring and Release Agreement.

         1.7 Greg Mardock shall immediately execute and cause the Board to accept the Consulting Agreement between Flexxtech Corporation and Dutchess Advisors, Ltd., immediately upon the execution of this Restructuring and Release Agreement. Pursuant to the Consulting Agreement Flexxtech shall issue Seven Hundred Thousand (700,000) shares or common stock of the Company to Dutchess Advisors, Ltd., bringing the total outstanding shares to 1,203,407.

2.       Obligations of Restructuring and Releasing Parties

         2.1 Western Cottonwood and Atlantis Partners shall maintain a combined ownership percentage of 4.9%. The percentage ownership of 4.9% shall be non-dilutive through Flexxtech's first merger or acquisition transaction ("Initial Transaction") with a going concern following this Agreement and non-dilutive to the total outstanding shares at the completion of the Initial Transaction, at which point such non-dilution rights shall be terminated. For example: In an acquisition or merger transaction, Flexxtech issues Ten (10) million shares of Stock in exchange of the going concern's shares, then Western Cottonwood would be issued additional shares of Stock of four hundred ninety thousand (490,000.) This formula shall be used in a fully dilutive basis whether any transaction contains Preferred Stock, Convertible debentures or other types of securities, as if fully converted on the closing date of the Initial Transaction. At the closing date the Initial Transaction, Western Cottonwood would be issued stock within 30 days of the closing representing an amount which would cause Western Cottonwood to own a total of 4.9% of the total non-dilutive outstanding stock of Flexxtech.

         2.2 Greg Mardock shall maintain an ownership percentage of 2.0%. His ownership percentage of 2.0% shall be non-dilutive through Flexxtech's first merger or acquisition transaction ("Initial Transaction") with a going concern following this Agreement and non-dilutive to the total outstanding shares at the completion of the Initial Transaction with a going concern following this Agreement and non-dilutive to the total outstanding shares at the completion of the Initial Transaction at which point such non-dilution rights shall be terminated. (For example: In an acquisition or merger transaction, Flexxtech issues Ten (10) million shares in exchange of the going concerns shares, then Greg Mardock would be issued additional shares of Stock of 200,000.) This formula shall be used in a fully dilutive basis whether a transaction contains Preferred Stock, Convertible debentures or other types of securities, as if fully converted on the closing date of the Initial Transaction. At the closing date of the Initial Transaction, Greg Mardock would be issued stock within 30 days of the closing representing an amount which would cause Greg Mardock to own a total of 2% of the total non-dilutive outstanding stock of Flexxtech.

         2.3 Restrictions on Stock. All Stock issued to Released Parties shall be restricted, issued pursuant to Rule 144 and shall have no registration rights. Released parties also agree that in addition to the rules governing resale pursuant to Rule 144, shares of Flexxtech Stock which have been issued to or will be issued to Released Parties may not be sold either in the public market nor in a private transaction for a period of one year following the Start Date. The Released parties also agree that they may not sell more than one twelfth (1/12) of their entire ownership stake in any one month for a period covering the thirteenth month through the twenty fourth month following the Start Date ("Restricted Period"). The Stock is not transferable and may not be hypothecated or loaned at any time and under any circumstances, during the period beginning with the Start Date and ending at the conclusion of the Restricted Period

         2.4 Subject to the terms of this Agreement the Restructuring and Releasing Parties hereby releases, relinquishes and forever discharges the Released Parties, their predecessors, successors, assigns, agents, employees, attorneys and representatives, family members of and from any and all claims, demands, actions, and causes of action of any and every kind or character, whether known or unknown, which the Restructuring and Releasing Parties or any other party may have against the Released Parties and their predecessors, successors, assigns, agents, employees, attorneys and representatives arising out of or with respect to any and all transactions relating to Flexxtech and any and all

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                  transactions relating to the Restructuring and Releasing
                  Parties, any and all agreements, the Securities of Flexxtech and any instrument signed in connection with any transaction among the parties not specifically excluded from this release by written agreement, including but not limited to any loss or expense and/or detriment of any kind or character growing out of or in any way connected with or in any way resulting from the acts or omissions of the Released Parties and their predecessors, successors, assigns, agents, employees, attorneys and representatives and including, but not limited to, any loss, cost or damage in connection with any usury, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violation of the RICO Act, the intentional or negligent infliction of mental duress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy. Flexxtech agrees to keep indemnified the Released Parties from all claims, actions, proceedings, investigations, demands, judgments, and awards (together "Claims" which may be instituted, made, threatened, or alleged against or which otherwise involve the Released Parties and against all losses, liabilities, damages, costs, charges and expenses (together "Losses") which may be suffered or incurred by the Released Parties in connection with or arising out of the Released Parties involvement with Flexxtech and its subsidiaries.

3.       General

         3.1 Governing Law. Any controversy, claim or dispute arising from the interpretation of this Agreement, or breach thereof, shall settled by arbitration in the County of Clark, State of Nevada in accordance with the rules of the American Arbitration Association there in effect, except that the parties thereto shall have any right to discovery as would permitted by the Federal Rules of Civil Procedure. The decision of the Arbitrator(s) shall be final.

         3.2 Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party.

ACCEPTED AND AGREED TO BY:

FLEXXTECH CORPORATION

By: ___________________________
          Greg Mardock, President

Dated: ________________________

VLK CAPITAL CORP.

By: _________________________
         Greg Mardock, President

Dated: ________________________

GREG MARDOCK

By: ___________________________
         Greg Mardock, An Individual

Dated: ________________________

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DUTCHESS ADVISOR LLC

By: __________________________
         Michael A. Novielli,
         Senior Partner

Dated: _______________________

DUTCHESS CAPITAL MANAGEMENT LLC

By: __________________________
         Michael A. Novielli
         A Managing Member

Dated: ________________________

MICHAEL A. NOVIELLI

By: __________________________
         Michael A. Novielli
         An Individual

Dated: ________________________

JOHN FREELAND

By: __________________________
        John Freeland, An Individual

Dated: ________________________

WESTERN COTTONWOOD CORPORATION

By: __________________________
         John Freeland, President

Date: ________________________

ATLANTIS PARTNERS, INC.

By: _________________________
         John Freeland, President

Dated: ________________________

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